EXHIBIT 99.1

RAVEN MOON LICENSES ITS GINA D "BRAND" SO THAT IT CAN BE MARKETED SEPARATELY

License Gives Raven Moon a Significant 20% Gross Royalty in Perpetuitywith a $10 Million Guarantee to be paid in the first Three Years.Raven Moon will also benefit from all made for Television Movies,Theatrical Films and Made In America Entertainment Music CD's at No Cost

ORLANDO, FL, March 5, 2008 (OTCBB:RVEN) Raven Moon Entertainment, Inc.announced today that because of the tremendous broadcast growth withan 800% increase in worldwide television coverage of "GINA D'S KIDS CLUB"this past year, its board of directors has decided to license itsimpressive television and DVD library and all related properties toGINA D'S KIDS CLUB, INC. so that the "brand" can be marketed and promotedseparately.

In exchange for the license, Raven Moon Entertainment, Inc. will receivea significant 20% gross royalty of any revenues received by GINA D'S KIDSCLUB, INC. in perpetuity with a $10,000,000 guarantee to be paid in thefirst three years of the agreement. In addition the company will alsobenefit from any and all made for television movies, theatrical filmsand Made In America Entertainment music CD products without limitationor costs to Raven Moon Entertainment, Inc.

The board of directors of Raven Moon has also agreed to extend theprotection of anyone who exercised warrants for restricted stock untilSeptember 30, 2008. However anyone holding restricted shares that werepurchased more than then 12 months ago may now remove the restrictivelegend by contacting the transfer agent Florida Atlantic Stock Transfer,Inc. directly because of a new SEC rule that states as of February 15,2008 the waiting period has been reduced to one year. However if therestrictive legend is removed the shares lose its protection fromany future reverse splits.

For information about Raven Moon Entertainment, Inc. and Gina D's KidsClub go to www.ravenmoon.net  and www.ginadskidsclub.com

                        Safe Harbor Statement

This release may contain forward-looking statements that involve risksand uncertainties, including without limitation, acceptance of theCompany's products, increased levels of competition, product andtechnological changes, the Company's dependence upon financing andthird-party suppliers, and other risks detailed from time to timein the Company's federal filings, annual reports, offering memorandum,or prospectus. Specifications are subject to change without notice.Raven Moon Entertainment assumes no obligation to update anyforward-looking statements.

       Contact: Carlos Torres
       Phone:   (407) 774-4462